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                                                                    Exhibit 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 14, 2000 on the consolidated financial statements of Securus Financial Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in the Current Report on Form 8-K/A of Vesta Insurance Group, Inc. dated September 12, 2000, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".



                                                /s/ Grant Thornton LLP


Oklahoma City, Oklahoma
April 11, 2001